Exhibit 1.1

TELEFONOS DE MEXICO, S. A. DE C. V.

BYLAWS UPDATED AS OF APRIL 28, 2005

ON THE COMPANY

NAME AND ADDRESS

FIRST. The appearing parties hereby incorporate a Mercantile Stock Company with Variable Capital (“Sociedad Anónima Mercantil de Capital Variable”) called “TELEFONOS DE MEXICO”. This name shall always be followed by the words “SOCIEDAD ANONIMA DE CAPITAL VARIABLE” or the initials “S.A. de C.V.”.

SECOND. The Company’s domicile is Mexico City, Federal District; however, it may set up offices, branches or agencies anywhere in the Mexican Republic or abroad.

ON THE CORPORATE PURPOSE, DURATION,

NATIONALITY AND CAPITAL STOCK

THIRD. The corporate purpose of the Company shall be as follows:

a) To build, install, maintain, operate and exploit a public telephone and telecommunications network to provide local and long distance, national and international public service of the transmission of voice, sound, data, text and images, and basic public telephone service.

b) To acquire direct ownership on real estate, subject to the provisions of Article 27 (twenty seven) of the Political Constitution of the United Mexican States and to the Foreign Investment Law and its Regulations.

c) To lease all kinds of real estate and execute all kinds of legal acts whereby the use or use and benefit of real estate is obtained or granted.

d) To acquire, sell and execute all other legal acts, which legal actions are real estate, machinery, equipment and tools that are necessary or convenient to comply with the corporate purpose.

e) To acquire, sell and execute all other legal acts related to all kinds of shares, corporate participation and equity in Mexican or foreign corporations.

f) To execute all legal acts which objective are credits or rights.

g) To execute all legal acts related to patents, trademarks and trade names.

h) To provide and receive all kinds of technical, scientific and administrative services and assistance.

i) To issue bonds and debentures.

j) To set up branches, agencies and offices within the Mexican Republic or abroad.

k) To act as agent, representative or commission agent for Mexican or foreign individuals or corporations.

l) To lend or borrow money.

m) To accept, subscribe, guarantee and endorse all kinds of credit instruments.

n) To grant all kinds of guarantees, including the establishment of real rights and trust encumbrances that are necessary or advisable to comply with corporate purposes.

ñ) To guarantee, through all legal means, including the establishment of real rights and trust encumbrances, the compliance with third party liabilities be they Mexican or foreign individuals or corporations, and to be joint debtor with third parties be they Mexican or foreign individuals or corporations.

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o) To enter all legitimate acts or contracts related to the corporate purposes of a stock company.

FOURTH. The duration of the Company shall be one hundred (100) years beginning on the date of this deed.

FIFTH. This is a Mexican company. All foreigners who, in the act of incorporation or at any time thereafter acquire an interest or equity in the Company, by this simple act shall be considered Mexican regarding one and the other, and it shall be understood that they agree not to invoke the protection of their Government, subject to the penalty, in the event of non-compliance with this agreement, of forfeiting such interest or equity in favor of the Mexican Nation.

This Company, regarding the validity, interpretation or compliance with the concession that the Mexican Federal Government may grant it to build, install, maintain, operate and exploit a public telephone network to provide local and long distance, national and international public service of transmission of voice, sound, data, text and images, and basic public telephone service, shall not have any more rights or remedies than those granted by Mexican laws to Mexican nationals, and therefore, it agrees not to solicit or accept for all things concerning the operation and exploitation of the services covered by said concession, diplomatic intervention by any foreign country, or any international public or private entity, under penalty of forfeiting in favor of the Mexican Nation, all the assets and rights it may have acquired to build, establish and exploit the communication network and services under said concession.

In no case may it, directly or indirectly, assign, mortgage, or in any way encumber or alienate the concession, the rights granted therein, the network, buildings, stations, auxiliary services, agencies or accessories, in favor of any foreign Government or State nor admit them as partners in this Company.

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“SIXTH.- The capital stock is variable, with a minimum fixed capital stock of $402’900,048.30 (Four hundred and two million nine hundred thousand forty eight 30/100 Mexican pesos), represented by 8,126’834,552 (eight billion one hundred and twenty six million eight hundred and thirty four thousand five hundred and fifty two) common Series “AA”, nominative, without par value shares; 515’722,898 (five hundred and fifteen million seven hundred and twenty two thousand eight hundred and ninety eight) common Series “A”, nominative, without par value shares and 23,589’446,414 (twenty three billion five hundred and eighty nine million four hundred and forty six thousand four hundred and fourteen) nominative, without par value, limited-voting Series “L” shares; all fully subscribed and paid.”

The maximum capital stock authorized may not exceed ten (10) times the minimum fixed capital. The capital stock shall be represented by Series “AA” shares which shall account for not less than 20% (twenty percent) and not more than 51% (fifty one percent) of the capital stock and they shall represent at all times not less than 51% (fifty one percent) of ordinary shares representing that capital stock. These shall be ordinary, nominative shares without par value which may only be subscribed and acquired by Mexican investors; by Series “A” shares not in excess of 19.6% (nineteen point six percent) of the capital stock and a maximum of 49% (forty nine percent) of ordinary shares into which the capital stock is divided and which shall be ordinary, nominative, unrestricted shares, and by Series “L”, unrestricted shares with limited voting rights, which together with Series “A” shares may not exceed 80% (eighty percent) of capital stock.

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Every time the capital stock is increased, such increase shall be represented proportionately by Series “AA” subseries, by Series “A” subseries and by Series “L” subseries, which shall represent totally and exclusively the pertinent increase. The Company may issue unsubscribed shares of any series comprising the variable portion of the capital stock, and these shall be kept at the Treasury, to be distributed as the subscription is carried out.

A minimum of 51% (fifty one percent) of the ordinary shares into which the capital stock is divided, must be subscribed by Mexican investors. These shall be Series “AA” shares. Up to 49% (forty nine percent) of the remaining shares, represented by Series “A” shares, may be acquired by Mexican investors and by foreign individuals or corporations and economic entities or by Mexican companies with foreign held majority capital interest or where foreigners have the authority, by whatever right, to control the management of the Company.

Series “AA” and “A” ordinary shares jointly may not represent more than 51% (fifty one percent) of the shares into which capital stock is divided.

Series “L” shares may be unrestricted and therefore may be acquired by Mexican investors or by foreign individuals or companies and economic entities or by Mexican corporations with foreign held majority capital share, or where foreigners have the authority, by whatever right, to control the management of the Company.

The Series “AA” shares may only be subscribed by Mexican investors and shall represent at all times, a percentage that may not be less than 20% (twenty percent) of the capital stock. The unrestricted Series “A” and Series “L” shares jointly may not represent more than 80% (eighty percent) of the capital stock.

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Series “AA” shares shall only be subscribed or acquired by:

a) Mexican individuals.

b) Mexican corporations which articles of incorporation have a foreigners-exclusion clause, whose partners or stockholders may only be Mexican individuals and/or corporation which articles of incorporation have, in turn, a foreigners-exclusion clause.

c) Mexican corporations which articles of incorporation set forth that at least 51% (fifty one percent) of their capital stock shall only be subscribed or acquired by (i) Mexican individuals and/or (ii) Mexican corporations which articles of incorporation have a foreigners-exclusion clause, whose partners or stockholders may only be Mexican individuals and/or corporations which articles of incorporation have, in turn, a foreigners-exclusion clause, and/or (iii) Mexican corporations admitting minority foreign participation, provided in this latter case, that the shares representing the capital stock of said corporations are listed in Bolsa Mexicana de Valores, (Mexican Stock Exchange) S.A. de C.V., and had been listed prior to November 15 (Fifteen), 1990 (Nineteen ninety).

d) Mexican credit, insurance and bond institutions, and Mexican investment companies operating pursuant to the Investment Companies Act, provided that the shares or patrimonial contribution certificates of the corresponding institution or corporation are listed in Bolsa Mexicana de Valores, S.A. de C.V. and had been listed prior to November 15, 1990.

e) Trusts expressly approved to acquire Series “AA” shares by the pertinent authorities in accordance with the Law to Promote Mexican Investment and Regulate Foreign Investment and its Regulations, in which (i) the individuals or

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corporations meeting the requirements stated in paragraphs a), b) and d) hereinabove have the majority of the beneficiary rights, or (ii) Series “AA” shares subject matter of the trust represent a minority of the representative shares of such Series and have to be voted by the trustee in the same way as the majority of Series “AA” shares.

The paragraph preceding this Clause and its paragraphs a) through e) shall not be amended without previous authorization from the Secretaries of Communications and Transport and of Commerce and Industrial Promotion.

The shares issued by the Company may not be acquired by foreign Governments or States and should this occur, they shall be null and void for their holder as from the time of acquisition.

SEVENTH. All shares shall have the same rights, within their corresponding series. Each Series “AA” and “A” ordinary shares / has the right to one vote at the General Stockholders Meetings. Series “L” shares only have the right to vote on matters limited to those specified in these By-laws and which shall be transcribed on the share certificates. If authorized by the Board of Directors, the share certificates shall be hand-signed by any two Directors or shall bear a printed facsimile thereof. In this latter case, the original signatures shall be filed with the Section of Commerce of the corresponding Property Registry Bureau. The share certificates shall be numbered consecutively and may cover one or several shares and shall contain dividend payment coupons. The share certificates or the provisional certificates must contain all the information required by Article one hundred and twenty-five (125) of the General Corporations Law and also clause fifth (5th) hereof.

EIGHTH. Series “L” shares only have the right to vote on the following matters: transformation of the Company, merger with another Company as merged company or merger with another Company as surviving company when the merged corporation’s corporate purpose is not related or connected to those of the surviving

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company and the cancellation of registration of the shares issued by the Company in the securities or special sections of the National Registry of Securities and in other foreign Stock Exchanges where they are listed.

Series “L” shares, on the basis of a resolution passed by a Special Stockholders Meeting called for such purpose, shall be entitled to appoint two (2) Directors and the corresponding Alternate Directors, to sit on the Company’s Board of Directors.

Whomever shall be authorized therefor by the Special Stockholders Meeting referred to in the preceding paragraph shall inform in writing to the Company’s Chairman of the Board, the names of the persons who have been elected by Series “L” shares to act as Directors and Alternate Directors of the Board of Directors.

NINTH. Effective on the date of this deed and at the request of the corresponding stockholders, the shares comprising the Company’s Series “A” shares may be exchanged at par for Series “L” shares by handing over the former to the Company’s Treasury and by canceling them.

TENTH. Effective January 1st, 2001 (January first, two thousand and one), at the request of the relevant stockholders, they may exchange their Series “L” shares for Series “AA” shares, if the shareholder in question is Mexican and, after complying with the requirements set forth, and to be set forth in the relevant ruling provisions, as the case may be, and if the corresponding shareholder is a foreigner, after handing them over to the Company’s Treasury.

In case several stockholders request an exchange of their Series “L” shares for Series “AA” shares on the same date, and there are not sufficient “AA” shares at the Company’s Treasury to meet such requests, the exchange shall be carried out amongst all the corresponding stockholders, in proportion to the number of shares requested by each of the applicants.

ELEVENTH. Effective on the date of this deed, at the request of Series “AA” stockholders, such shares may be exchanged at par for Series “L” shares, provided

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that after such exchange, the percentage of Series “AA” shares does not represent less than 20% (twenty percent) of the capital stock, by handing over the former to the Company’s Treasury.

TWELFTH. The Company shall maintain a Stockholders register and shall consider as owners of shares those who are so determined therein. At the request of any interested party and subject to the required proof, the Company must record in said register the transfers that may be carried out.

Pursuant to the terms of Article 130 of the General Corporations Law that establishes that the assignment or acquisition by any title of shares issued by the Corporation, may only be carried out after previous authorization from the Board of Directors if the number of shares to be assigned or acquired, alone or together with prior transactions of the same stockholder, or a group of inter-related stockholders, acting together, represents 10% (ten percent) or more of the shares issued by the Corporation. While the Corporation keeps the shares issued registered in the National Securities and Intermediaries Registry, the previous requirement, in the case of transactions carried out through the stock exchange, shall be also subject to the rules established accordingly by the Securities Market Law and/or those that in accordance with it, are issued by the National Banking and Securities Commission. If the Board of Directors, pursuant to this clause denies the authorization, it shall appoint one or more buyers of the shares, who shall pay to the interested party the price registered in the stock exchange. If the shares are not registered in the National Securities and Intermediaries Registry, the price to be paid shall be determined in accordance with Article 130 mentioned hereinabove.

When the Corporation’s shares are registered in the Securities Section of the National Securities and Intermediaries Registry, pursuant to the Securities Market Law and the general provisions thereto issued by the National Banking and Securities Commission, in case the registration of the Corporation’s shares is cancelled at the Securities Section of that Registry, whether by request of the Corporation itself or by resolution adopted by the National Banking and Securities

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Commission pursuant to the law, the stockholders who are the holders of the majority of the ordinary shares or are able in any way, to impose decisions at the General Stockholders’ meetings or to appoint the majority of the Company’s Board of Directors members, bind themselves to make a purchase public offering prior to cancellation, abiding if this be the case by provisions under Article 8º section III of the “Provisions Applicable to the issuers of securities and to other participants in the exchange market” issued by the National Banking and Securities Commission.

The stockholders mentioned in the paragraph hereinabove, will have the obligation to put in a trust for a minimum six month period, the necessary funds to buy at the same price of the offer the shares of the stockholders who did not attend, if after the purchase public offering has been made and prior to the cancellation of the registration in the National Securities Registry, the aforementioned stockholders are not able to obtain 100% (one hundred per cent) of the capital stock paid.

The persons or the group of persons acquiring, who obtain or increase a significative contribution of the Company, without previously promoting an offer pursuant to the provisions under the “General Rules applicable to Acquisitions of Securities that should Disclosed and of Public Offerings of Securities Purchases”, issued by the National Banking and Securities Commission may not exercise the corporate rights derived from the corresponding securities with voting rights, and the Company shall abstain from registering those shares in the registry referred to in Articles 128 (one hundred and twenty eight) and 129 (one hundred and twenty nine) of the General Corporations Law.

Company subsidiaries may not directly or indirectly invest in the capital stock of the latter, or any other corporation of which the Company is its subsidiary. The term subsidiary in these bylaws will have the meaning established therefor by the generally accepted accounting principles in the United Mexican States.

“THIRTEENTH.- The variable capital of the corporation may be increased or decreased without having to amend the bylaws, and the only formality being that the increases or decreases be resolved at the Extraordinary Stockholders Meeting and that they be registered before Notary Public, without having to register the corresponding deed testimony in the Commerce Section of the corresponding

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Property and Commerce Public Registry; except when the stockholders exercise their withdrawal right, or in the case of the increases or decreases referred to in Article 14 Bis 3, Section I of the Securities Market Law, in which cases the approval or registration before Notary Public mentioned hereinabove will not be necessary.

The minimum fixed capital of the Corporation may not be increased or decreased unless it is resolved at an Extraordinary Stockholders Meeting and the corresponding bylaws are amended, except when dealing with increases or decreases mentioned in Article 14 Bis 3, Section I of the Securities Market Law.

All capital increases or decreases shall be registered in the Book carried therefor by the Corporation.

A capital stock increase may not be decreed unless all the shares previously issued by the Corporation are fully subscribed and paid.

When the capital stock is increased, all stockholders shall enjoy preferential rights to subscribe the shares issued or outstanding, based on the number of the corresponding Series’ shares they hold. The right granted in this paragraph shall be exercised within the thirty (30) calendar days following the day in which the corresponding resolutions are published in the Federal Official Gazette and in another major newspaper in Mexico City Federal District.

A reduction in the variable portion of the capital stock shall be made by proportionately amortizing the shares’ series into which the capital stock is divided, by amortization of complete shares, by reimbursing them to the stockholders at the market value of the day in which the corresponding capital stock reduction is decreed. The stockholders shall have the right to request at the corresponding Stockholders Meeting, the proportional amortization of the shares in question and, if no agreement is reached for that purpose, the shares to be amortized shall be determined by draw before Notary Public or public brokers.

After the shares to be amortized have been determined, a notice shall be published in the Federal Official Gazette and in another major newspaper of Mexico City,

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Federal District, stating the number of shares to be withdrawn from the market and the number of share certificates that consequently have to be cancelled or, as the case may be, exchanged and the credit institution in which the amount reimbursed is deposited, and this deposit shall be available to the stockholders from the date the notice is published onward, without earning any interest.

The Corporation may acquire shares representing its capital stock at the stock exchange at the current market price, pursuant to the terms of Article 14 Bis of the Securities Market Law, and the provision established in the first paragraph of Article 134 of the General Corporations Law shall not be enforceable, provided the purchase is done by charging this amount to the stockholders’ equity insofar as the shares belong to the issuer, or as the case may be, to the capital stock if it is resolved to turn them into Treasury shares; in which case a stockholders meeting resolution shall not be required. The Ordinary General Stockholders Meeting shall expressly resolve, for each fiscal year, the maximum amount of funds it may allocate to buyback its own shares, and the only limitation is that the total funds it may allocate to this end in no event shall exceed the total balance of the Corporation’s net income, including those retained. In turn, to that effect, the Board of Directors shall appoint the person or persons liable for the acquisition and placement of its own shares. When the Corporation owns the shares, they may not be represented in all kinds of stockholders’ meetings.

The Corporation’s own shares or, as the case may be, the treasury shares mentioned in the paragraph hereinabove, notwithstanding what has been established in the General Corporations Law, may be placed amongst the investing public, and in the latter case, the corresponding capital stock increase does not require a resolution from any kind of stockholders or Board of Directors meeting, in dealing with their placement”.

FOURTEENTH. The stockholders have the right to partially or totally withdraw their contributions representing the shares into which the variable capital stock is divided, provided that, in addition to complying with Articles 220 and 221 of the General

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Corporations Law, they accept that the refund be made in accordance with the lower of these two values: 95% (ninety five percent) of the Stock Exchange value, based on the average quotations over thirty (30) days on which the Company’s shares were traded, prior to the date on which the withdrawal is to take place, or the book value of the shares in accordance with the corresponding balance sheet corresponding to the closing of the immediately prior fiscal year to the year in which the withdrawal should become effective, previously approved by the General Ordinary Stockholders Meeting.

If the number of days for which the shares were negotiated during the period mentioned in the paragraph hereinabove is less than thirty (30), the days effectively negotiated will be taken into consideration. If the shares are not negotiated in that period, the book value of the shares will be taken into consideration.

The reimbursement shall be due and payable by the Company, as of the day following the General Ordinary Stockholders’ Meeting is held, and which approved the balance sheet corresponding to the fiscal year in which the withdrawal shall take place.

In case of partial or total withdrawal of a shareholder’s interest, the resulting decrease in the capital stock through a refund, shall not require a Stockholders Meeting.

ON GENERAL STOCKHOLDERS MEETINGS.

FIFTEENTH. The General Stockholders Meeting is the Company’s supreme body, to which everything else is subordinate.

SIXTEENTH. Stockholders Meetings shall be Ordinary or Extraordinary and they shall be held at the Company’s domicile. The Extraordinary Stockholders Meetings shall be those which shall deal with all matters listed in Article one hundred and

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eighty-two (182) of the General Corporations Law and the cancellation of the registration of shares issued or to be issued by the Company in the securities or special sections of the National Registry of Securities and Intermediaries or foreign stock exchanges where the shares into which the capital stock is divided are listed, and all the others shall be Ordinary Stockholders Meetings. The Meetings shall only deal with items included in the Agenda.

Special Meetings held by Series “L” stockholders for the purpose of electing the two members of the Board of Directors, to which they are entitled, must be annually called by the Board of Directors to be held before the General Ordinary Stockholders Meeting. Special Meetings of Series “L” stockholders held exclusively to appoint the members of the Board of Directors they are entitled to, shall be ruled by the conditions set forth in these By-laws for General Ordinary Stockholders Meetings called on second call under the terms of Clause Twenty-Three (23) of these bylaws.

SEVENTEENTH. The Ordinary Stockholders Meeting shall be held at least once a year, within four (4) months following the end of the corresponding fiscal year, on the date set by the Board of Directors and in addition to items listed in the Agenda, shall deal with matters detailed in Article one hundred and eighty-one (181) of the General Corporations Law. The Extraordinary Stockholders Meeting shall be held whenever it is necessary to deal with any of the matters it is responsible for, those detailed in Article one hundred and eighty-two (182) of the General Corporations Law or the cancellation of the registration of shares issued or to be issued by the Company, in the securities or special sections of the National Registry of Securities and Intermediaries or foreign stock exchanges where the shares into which the capital stock is divided are listed.

EIGHTEENTH. The Stockholders Meetings shall be summoned by the Board of Directors, the Statutory Auditors, the Chairman of the Board of Directors or the judicial authority, as the case may be. The stockholders with voting rights shares,

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even if the right is limited or restricted, that represent at least 10% (ten per cent) of the capital stock may request that a General Stockholders Meeting be summoned, pursuant to the terms under Article 184 of the General Corporations Law”.

NINETEENTH.- The Stockholders Meetings shall be called by notice published in the Federal Official Gazette or in one of the major newspapers of Mexico City, Federal District, at least fifteen (15) calendar days in advance to the date when the meeting shall be held. As soon as the Stockholders Meetings’ summons are published, the stockholders shall immediately and free of charge have available to them the information and documents obtainable related to each one of the items in the agenda.

TWENTIETH. The call of the Meeting must state the place, date and hour of the meeting, the agenda and the signature of the person or persons calling the Meeting.

TWENTY-FIRST. A Meeting may be held without previous notice, as long as all the shares with voting rights on the matters to be discussed and into which capital stock is divided, is represented.

TWENTY-SECOND. The Ordinary Stockholders Meeting held at first call shall be considered legally called to order when at least half of the ordinary shares representing the capital stock are represented, and its resolutions shall be valid if they are passed by majority vote of those present.

TWENTY-THIRD. If the Ordinary Stockholders Meeting could not be held on the date set, a second notice shall be published stating such circumstance and setting a new date, at least seven (7) calendar days after the date set for the first call, and the meeting shall pass resolutions on the items included in the agenda, by majority vote, regardless of the number of ordinary shares represented therein.

TWENTY FOURTH”.- The Extraordinary Stockholders Meetings held at first summon, for the purpose of discussing issues where Series “L” shares have no

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voting power, shall be considered legally called to order if at least three quarters of the common shares with voting power on the issues to be debated, of those into which the capital stock is divided, is represented and its resolutions shall be passed if adopted by at least the majority of common shares with voting rights, of the total shares into which the capital stock is divided.

The Extraordinary Stockholders Meetings summoned to discuss any of the issues on which Series “L” shares are entitled to vote, shall be considered legally called to order if, at least, three fourths (3/4) of the capital stock are represented and the resolutions shall be adopted by the vote of the shares representing the majority of the capital stock.

In Extraordinary Stockholders Meetings subsequently summoned to resolve issues on which Series “L” shares have no voting rights, shall be considered legally called to order if, at least, the majority of the common shares with voting rights on the issues for which it was summoned is represented, and its resolutions shall be valid if adopted at least by the number of common shares representing the majority capital stock with voting rights on the issues for which it was called.

In subsequent summons for Extraordinary Stockholders Meetings, summoned to solve issues in which the Series “L” shares have voting rights, these shall be legally called to order if they are least represented by the majority of the capital stock and their resolutions shall be valid if adopted at least by the number of shares representing the aforementioned number of shares into which the capital stock is divided.

For the resolutions adopted at the Extraordinary Stockholders Meetings held as a result of first or subsequent summons to discuss any issue in which Series “L” shares have voting rights to be legally passed, besides all other requirements established in the paragraphs hereinabove, it shall be necessary that they be passed by the majority of the common Series “AA” and “A” shares into which the capital stock is divided.

For Extraordinary and also for Special Stockholders Meetings, if the Stockholders Meeting cannot be held on the day set therefor, a second call shall be made pursuant to the terms and conditions established in Clause Twenty third (23) of these bylaws.”

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The stockholders holding voting rights shares, even if the rights are limited or restricted, that own at least 10% (ten per cent) of the shares represented in a stockholders meeting, may request that voting be postponed on any issue in which they feel they are not sufficiently informed, abiding by terms and conditions under Article 199 of the General Corporations Law.

The stockholders with voting rights, even if the rights are limited or restricted, and hold at least 20% (twenty per cent) of the capital stock, may legally challenge the resolutions of the general stockholders meetings, on which they have voting rights, provided the requirements under Article 201 of the General Corporations Law are met, and also Article 202 of the aforementioned law is applicable.

TWENTY-FIFTH. For the stockholders to be entitled to attend the Meetings and to vote thereat, they must deposit their share certificates or provisional certificates, as the case may be, with the Secretary of the Company, at least one (1) day prior to the Meeting and obtain the necessary admission card. They may also deposit their shares certificates at a Mexican or foreign credit institution or at a Mexican brokerage house and, in this event, to obtain the admission card, they must submit to the Secretary of the Company a certificate from such institution evidencing the deposit of the share certificates and the obligation of the credit institution, brokerage house, or deposit institution to keep the certificates on deposit until the Board of Directors Secretary informs them that the Meeting has been adjourned. The Secretary of the Company shall give the stockholders an admission card stating the name of the shareholder, the number of shares deposited and the number of votes to which it is entitled by virtue of such shares.

TWENTY-SIXTH.- The stockholders may be represented at the Stockholders Meetings by attorneys-in-fact appointed through a proxy letter, and it is understood that Directors or Statutory Auditors may not exercise the orders.

Also, the individuals who represent the stockholders at the Corporation’s stockholders meetings, may accredit their legal status with proxy given them in Forms prepared by the Corporation itself and meet the requirements under paragraph c), Section VI, Article 14 Bis 3 of the Securities Market Law.

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The Company shall make available to the securities markets intermediaries who accredit to have the representation of the Company’s stockholders, during the period of time established by Article 173 of the General Corporations Law, the powers’ Forms, so that they can send them to the stockholders they represent on a timely basis.

The Corporation’s Secretary of the Board of Directors shall be bound to ascertain abidance with the provisions hereinabove and report the results to the stockholders meeting, and register that in the corresponding minutes”.

TWENTY-SEVENTH. The Meeting shall be chaired by the Chairman or Co-Chairman of the Board and, in his absence, by one of the Vice-Chairman and in the absence of both, by the person appointed by those attending the Meeting. The Secretary of the Board or the Assistant Secretary shall act as such and, in their absence, the person appointed by the acting Chairman.

TWENTY-EIGHTH. At the beginning of the Meeting, whomever chairs it shall appoint two tellers to count the shares represented thereat. These tellers shall prepare a roster with the names of the stockholders attending or represented and the number of the shares deposited by each of them in order to attend the Meeting.

TWENTY-NINTH. If at a legally convened Meeting there is not sufficient time to discuss all the matters for which it was called, it may be adjourned and continued during the following days without the need of a new notice, provided it is so resolved by the number of votes required to pass resolutions validly at that meeting.

Resolutions passed at the adjourned meeting shall be valid if approved by the number of votes required by these bylaws for such purposes.

THIRTIETH. Minutes of the Meeting shall be drawn up after each Stockholders Meeting, and they shall record the resolutions adopted and shall be posted in the corresponding minutes book and shall be signed by the person who chaired the meeting, by the person who acted as Secretary and by the Statutory Auditor or Auditors in office attending.

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ON COMPANY MANAGEMENT.

THIRTY-FIRST.- The Management of the Corporation shall be vested in a Board of Directors to be integrated by no less than five (5) Directors as appointed by the Ordinary Stockholders Meeting. The Stockholders Meeting may appoint Alternate Directors up to the equal number of Directors, and if so, it shall have the power to determine how the Alternate Directors shall substitute the Directors. It is understood that if the Stockholders Meeting does not resolve the above, any Alternate Director may indistinctly substitute any of the Directors, except for the Alternate Directors appointed by Series “L” stockholders, who may only substitute the Directors appointed for that Series, indiscriminately of the Directors, and the alternate directors appointed by the stockholders in exercising their minority rights, may only substitute the Directors appointed by that minority. Most of the Directors and Alternate Directors of the Board of Directors shall at all times be Mexican nationals and appointed by Mexican stockholders. The Directors and Alternate Directors shall be appointed by majority vote of the common Series “AA” and “A” shares into which the capital stock is divided and two Directors and Alternate Directors by the majority vote of the Series “L” shares of the capital stock.

The members of the Board of Directors need not be stockholders. Any stockholder or group of stockholders, which represents at least ten percent (10%) of the common shares into which the capital stock is divided, shall have the right to appoint a Director or an Alternate Director and in this case, he/it may not exercise his/its voting rights to appoint Directors and their Alternates that should be elected by the majority. If any stockholder or group of stockholders representing al least 10% (ten percent) of the common shares into which the capital stock is divided, should exercise the right to appoint a Director and his Alternate, the majority shall only have the right to appoint the remaining number of Directors, which that majority is entitled to appoint. The Directors shall be appointed for one year and shall continue to perform their duties, even after the term for which they have been appointed has ended, and until the persons appointed to take their places have taken office. The Directors may be reelected and they shall receive the remuneration determined by the General Stockholders Meeting.

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For the Securities Market Law’s administrative purposes, notwithstanding that it does not require the inclusion in the bylaws of the requirements mentioned herein below, also the Board of Directors shall try to comply with the following principles:

I.	The Board of Directors shall be integrated by a minimum of five (5) and a maximum of twenty (20) directors

II.	At least 25% (twenty five per cent) of the Board members shall be independent pursuant to the terms of Article 14 Bis of the Securities Market Law.

III.	Each Director shall appoint its corresponding Alternate Director, and it is understood that the Alternate Directors shall enjoy the same legal status.

IV.	The Audit Committee report shall be submitted to the Board of Directors.

THIRTY FIRST BIS TRANSIENT.- Regardless of the obligation of the Corporation to comply with the principles established in the third paragraph and its sections, of Clause Thirty First of these bylaws, and provided this Clause is in effect, lack of abidance of provisions under that paragraph and its sections, for whatever reason, will not generate or grant the right to third parties to challenge the lack of validity related to the legal actions, contracts, agreements, covenants or any other action entered by the Company by or through its Board of Directors or any other intermediate entity, delegate, mandate or attorney-in-fact, nor those actions be considered requirements for their validity or existence.

THIRTY-SECOND.- Neither the members of the Board of Directors nor the Alternate Directors, nor the Statutory Auditor or Alternate Statutory Auditors, nor, as the case may be, the members of the Executive Committee, or any other Committee, including the Audit Committee, nor the administrators or managers shall submit a bond to guarantee their compliance with the inherent responsibilities in performing their duties, except if the Stockholders Meeting that appointed them establishes this obligation.

The stockholders that represent at least fifteen per cent (15%) of the capital stock, may directly file a civil liability action against the administrators, provided the

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requirements established in Article 163 of the General Corporations Law are met. This action may also be exercised against the Statutory Auditors and members of the Audit Committee, in accordance with the aforementioned law.

THIRTY-THIRD.- The Board of Directors shall meet at least once every three (3) months in Mexico City or in any other city in the Mexican Republic selected for that purpose, and on the dates established therefor by the Board of Directors. The members of the Board of Directors shall be called to these Meetings by the Chairman himself or through the Secretary or Alternate Secretary of that collegiate body.

Besides the regular meetings mentioned hereinabove, the Board of Directors shall always meet when through a written instrument the Directors are called for that purpose at least five (5) calendar days in advance to the Meeting, by the Chairman or at least twenty five per cent (25%) of the Directors or by one (1) of the Statutory Auditors or by the Secretary or the Alternate Secretary. The Statutory Auditors shall be called to all the Board of Directors Meetings, and they can attend them with the right to be heard but not to vote.

The Board of Directors Meetings shall be chaired indistinctly by the Chairman or Co-Chairman of the Board, and if they are not present indistinctly by one of the Vice-Presidents, and if they are not present by any of the Mexican directors present appointed by the directors attending the session in question. The Secretary or the Alternate Secretary of the Board of Directors shall act as Secretary, and if both are not present, the person appointed by the directors attending the meeting.

The call to Board of Directors Meetings shall include the Agenda to be followed during the corresponding Meeting. The Board of Directors shall be valid provided the majority of its Directors are present and provided those present are mostly Mexicans and their resolutions shall be valid if adopted by the majority of the Directors’ votes attending the Meeting. In case of a tie, the Chairman of the Board has a deciding vote.

It is expressly established that one of the powers of the Board of Directors is to contract all kinds of debt, in all markets in Mexico and Abroad.

In order to solve all issues related to items (1) and (12) of Clause Fortieth (40th), the

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Board of Directors shall previously consult with the Executive Committee. Therefor, the Executive Committee shall be bound to send its recommendations in a period not in excess of ten (10) calendar days counted from the day the Board, the Chairman of the Board of Directors or the CEO of the Corporation made the requirement. If the Executive Committee does not send its recommendations within the term established or if the members of the Committee do not reach an agreement in a properly called Committee meeting, then the Board of Directors shall resolve all issues, even if there is no recommendation from the Executive Committee.

Notwithstanding the above, if the majority of the members of the Board of Directors or an entity in the corporation, including the CEO, determines in good faith that the matter being reviewed by the Executive Committee cannot wait to be reviewed and studied until the next meeting because time is of essence, then this specific issue may be resolved by the Board and/or an entity in the organization including the CEO, without the Executive Committee’s recommendation.”

THIRTY-FOURTH. After every Board of Directors meeting, the corresponding minutes of said meeting shall be drawn up, stating the resolutions adopted. Those minutes shall be recorded in the corresponding minutes book and shall be signed by the person who chaired the meeting, by the person who acted as Secretary and, as the case may be, by the Statutory Audit in office that attended the meeting.

In accordance with the last paragraph of Article 143 (One hundred and forty three) of the General Corporations Law, the Board of Directors may validly adopt resolutions and it is not necessary hold an official meeting; it can also be done by the Executive Committee. The resolutions adopted off Meetings, shall be approved, in all cases, by the favorable vote of all the members of that entity or, in case of temporary or definitive absence or disability of one of them, with the favorable vote of the corresponding alternate member, in accordance with the following provisions:

I. The Chairman or the Co-Chairman or one of the Vice-Presidents, of their own initiative or at the request of the Statutory Auditor or any two directors of the Board of Directors or the Executive Committee, shall inform all the corresponding members, or as the case may be, the corresponding alternate members and the Statutory Auditor, verbally or in writing and using the way they may deem convenient, of the

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resolutions to be adopted off the meeting and reasons for doing so. Also, the Chairman or Co-Chairman shall provide all of them, if they request it, all the documents and clarifications required thereto. The Chairman or Co-Chairman may be helped by one or more members of the Board of Directors or the Executive Committee selected by him, or the Secretary or the Alternate Secretary in order to make the communications mentioned hereinabove.

II. If all the Board of Directors or of the Executive Committee members, or as the case may be, of the Alternates which vote is required, verbally tell the Chairman or the members assisting him, their consent with the agreements or resolutions submitted to their consideration, they shall so put in writing their consent no later than two (2) working days after the date in which they stated the above, in the way established in the following Section III. The written confirmation shall be sent to the Chairman and/or the Secretary and/or the Alternate Secretary through mail, telex, telefax, telegram or courier, or by any other means that guarantees that it be received no later than two working days later.

III. For the purposes under Section II above, the Chairman or Co-Chairman shall send in writing to each one of the Board or Committee members, whether directly or through the persons assisting him, an official draft of the minutes with the agreements or resolutions to be adopted off-Meeting and all other documents deemed necessary, so that, as the case may be, after the amendments needed are made, the draft of the minutes is sent again to the Chairman and/or the Secretary and/or the Alternate Secretary, duly signed in acceptance at the end, by each one of the Board or Executive Committee Members, as the case may be.

IV. After the Chairman and/or the Secretary and/or the Alternate Secretary receive confirmations in writing of all the members of the Board of Directors or Executive Committee, they shall immediate register the minutes in the corresponding Minutes Book as accepted, which shall include all the resolutions adopted and which shall be executed by the signature of the Chairman and the Secretary. The date of the minutes mentioned shall be the date in which verbal or written consent was obtained from all the members in question, even if at that time all the written confirmations have not yet been received, and which once received shall be

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integrated into a file to be opened by the Corporation. Also, this file shall be integrated with the comments in writing, as the case may be, made by the Statutory Auditor to the corresponding resolutions draft.

THIRTY-FIFTH. The Board of Directors, in the first meeting held after the Stockholders that appointed it is held, or in any other Meeting held, shall appoint a Chairman from its members, and may appoint if deemed pertinent, a Co-Chairman, one or several Vice-Presidents, a Treasurer an Alternate Treasurer and a Secretary and an Alternate Secretary and also other members of the Board of Directors that the Boards deems necessary, assuming that the Chairman, and as the case may be, the Co-Chairman and the Vice-President or Vice-Presidents will have to be members of the Board of Directors. The members of the Board of Directors will hold office until their successors have been elected and take office and perform the functions inherent to the corresponding positions. Any officer may be removed from office without stating the cause via Resolution of the Board of Directors. The Co-Chairman may cover temporary or definitive absence of the Chairman, if any, and conversely, that be covered indistinctly by one of the Vice-Presidents if any. All the above notwithstanding that the Board of Directors may appoint at all times, from one of the Directors appointed by at least the majority of the common actions, the Mexican Director to temporarily or definitively substitute the Chairman. If a Co-Chairman is appointed and is definitively absent from the meetings, the position shall be filled by the person which at the proper time and manner is appointed by the Board of Directors. The temporary of definitive absence of the Treasurer and Secretary will be covered, respectively by an Alternate Treasurer and Alternate Secretary, if any, and if there are none, by the persons appointed by the Board of Directors”.

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ON THE POWERS OF THE BOARD OF DIRECTORS

AND REGULATION OF THE AUDIT COMMITTEE.

“THIRTY SIXTH.- The Board of Directors shall have the broadest powers for the good management of the Corporation’s businesses, and a very broad power for suits and collections, to manage assets and to exercise acts of domain, without limitations, namely, with all the general and special powers that require a special clause in accordance with the law, pursuant to the first three (3) paragraphs of Article 2554 of the Federal District Civil Code, and the corresponding Articles of the Federal Civil Code and the corresponding Civil Codes of all the States in the Mexican Republic; including the powers listed in Article 2587 of the same ruling and the corresponding Articles. Without limitations, the following powers are expressly given to it:

I.	Represent the Corporation before all kinds of Federal, State or Local authorities; represent the Corporation before all kinds of national or foreign individuals or corporations; represent the Corporation before Federal or Local Conciliation Boards and Federal or Local Conciliation and Arbitrage Boards, with express powers for all issues under Sections II and III of Article 692 of the Federal Labor Law, in accordance with Articles 786 and 876 of the same Law; and therefore it is expressly empowered to absolve and articulate positions in the name and on behalf of the Corporation, conciliate, agree upon, establish conventions and file claims and lawsuits, file and drop all kinds of trials and remedies, even the “amparo” (constitutional relief), whether judicial, administrative or any other that may engage in labor disputes; file “amparo” lawsuits and, as the case may be, drop the cases, and grant pardon as the case may be; file claims and become an assistant to the Attorney’s Office; drop the case, settle, bind in arbiters; absolve and articulate positions; recuse and receive payments.

II.	Grant, subscribe, endorse and guarantee all kinds of credit instruments.

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III.	Appoint the officers, employees, managers and proxies of the Corporation, to whom their duties, obligations and remuneration shall be told.

IV.	Establish or close offices, branches or agencies.

V.	Acquire shares, equity interests and securities issued by third parties and exercise preferential rights on such shares or equity interests of other corporations.

VI.	Enter, amend, terminate and rescind contracts.

VII.	In the Corporation’s name accept mandates from Mexican or foreign individuals or corporations.

VIII.	Open bank accounts and withdraw deposits from them and appoint the persons authorized to use the corporate signature, to deposit in those bank accounts and withdraw deposits from them, pursuant to limitations established by the Board of Directors.

IX.	Create real and property guarantees and fiduciary seizures to guarantee corporate liabilities and become a joint and several debtor and guarantor and in general terms, bound to comply with third parties’ liabilities and establish real property guarantees and fiduciary forfeiture to assure compliance with these liabilities.

X.	Award, substitute, and delegate general and special powers for all acts of domain, which shall be granted to be exercised jointly by at least two individuals and award, substitute, and delegate general and special powers for acts of administration and for claims and collections, to be exercised jointly and severally, as determined by the Board itself, and revoke powers; provided the Board is not totally substituted in its functions; and the Board may in turn totally or partially transmit to the third parties to whom it grants them, the powers to award, substitute, and delegate the powers included in this paragraph, under the form and terms it may deem convenient, provided that this does not totally substitute the Board in its functions.

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XI.	Grant powers to award, subscribe, endorse and guarantee all kinds of credit instruments, being it understood that the power to endorse credit instruments shall always be granted and shall be exercised jointly by at least two persons.

XII.	Summon Stockholders Meetings and execute the resolutions adopted in the meetings.

XIII.	Enter any and all legal acts and adopt any and all resolutions that may be necessary or convenient to attain the social purpose.

XIV.	The undeniable power to approve transactions that do not fall within the ordinary corporate business and that are to be carried out between the Corporation and its partners, with individuals who integrate the Corporation’s management or with persons with whom they have equity links, or, as the case may be, a relationship by blood or affinity up to the second degree, the spouse or partner; the purchase or sale of 10% (ten per cent) or more of the assets; granting guarantees for an amount higher than 30% (thirty per cent) of the assets, and also different transactions from those mentioned hereinabove that represent more than 1% (one per cent) of the Corporation’s assets. The members of the Board of Directors shall be accountable for the resolutions reached by them on the issues integrating this Section XIV, except for the case established in Article 159 of the General Corporations Law. It will also have the power to approve transactions that Company subsidiaries want to enter with related parties or that imply to pledge its equity pursuant to the terms of Article 14 Bis, Section IV, paragraph d) of the Securities Market Law.

XV.	Create an Audit Committee, to be integrated in the form and terms established hereinbelow:

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1.	The Audit Committee shall be integrated by Directors, of which the Chairman of the Board and most of them shall be independent and shall have the presence of the Corporation’s statutory auditor or auditors, who shall attend the meetings as guests with the right to be heard but not to vote.

2.	The Audit Committee shall have the following functions amongst other:

a)	Prepare an annual report of their activities and submit it to the Board of Directors;

b)	Give its opinion on transactions with related parties as mentioned in Section XIV of this Clause Thirty-sixth, and also of the operations that the Company subsidiaries intend to enter with related parties or that imply committing their equity pursuant to the terms of Article 14 Bis Section IV, paragraph d) of the Securities Market Law, and

c)	Suggest that independent experts be contracted in those cases where it is deemed convenient so that they may give their opinion on the transactions mentioned in Section XIV of this Thirty-sixth Clause.

3.	The Audit Committee may set the norms that shall regulate its operation.

On the other hand, and in order to provide whatever is necessary to submit to the Company’s Audit Committee and the approval of the Board of Directors, the transactions that the Subsidiaries would like to carry out with related parties or that imply committing its equity pursuant to the terms of Article 14 Bis 3, Section IV, paragraph d) of the Securities Market Law, it is resolved that when these subsidiaries are going to carry out this kind of transactions, the measures in the following provisions should be complied with:

I. The General Director and/or head of the Company’s internal area in charge of the financial functions will carry out the necessary actions for the Chief Executive Officer or its equivalent and/or the head of the corresponding area in the Company’s subsidiary as the case may be, reports to them on a timely basis the terms and conditions of the corresponding transactions.

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II. The Chief Executive Officer and/or the head of the Company’s internal area in charge of the financial functions, after verifying that these transactions are those previously referred to, will provide the members of the Audit Committee the information on the subsidiary’s transactions corresponding to each case.

III. The Audit Committee members shall analyze the corresponding transactions and shall give their opinion on them and will report that to the Chief Executive Officer and/or the head of the Company’s internal area in charge of the financial functions.

IV. The Company’s Chief Executive Officer, at the proper time, will submit to the Board of Director’s consideration the corresponding transactions and the Audit Committee Chairman will inform on the corresponding opinions issued by the members of that Committee, in order for the Board of Directors to resolve as it may deem convenient.

ON THE CHAIRMAN THE CO-CHAIRMAN AND THE VICE-PRESIDENTS.

“THIRTY SEVENTH.- The Chairman of the Board of Directors shall be appointed from amongst the Mexican Directors appointed by at least the majority of the common shares, and will enjoy the powers granted him by the Board of Directors or by the Stockholders Meeting of the Company, the bylaws in effect and the Law, and without limitations, will chair the Stockholders and Board of Directors Meetings, shall be the Board representative, execute the Stockholders and Board of Directors Meetings resolutions, unless either one appoints a Delegate to carry them out, in general terms shall surveil the transactions, and shall make sure that this deed, regulations, agreements and resolutions of the Stockholders Meetings, the Board of Directors Meetings and the Law are adhered to, and he shall sign together with the Secretary, and as the case may be, with the Statutory Auditor, the Minutes of the Stockholders Meetings and Board of Directors Meetings. The Chairman of the Board

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will have a deciding vote in cases of tie. The Co-Chairman shall be appointed by at least the majority of the common shares, and will have the same powers of the Chairman, except for those powers that the Board of Directors and the Stockholders Meetings, the bylaws in effect and the Law reserve for the Chairman. In the event of temporary or definitive absence of the Chairman of the Board, pursuant to the terms established under Clause Thirty Fifth of these bylaws. The Vice-President or Vice-Presidents shall be appointed from one of the Mexican Directors appointed by at least the majority of the common shares. If the Chairman of the Board is temporarily or definitively absent, and if no Co-Chairman has been appointed, the functions of the former shall be carried out with the same powers, indistinctly by one of the Vice-Presidents in the order and pursuant to the terms established in the various bylaws.

ON THE TREASURER.

THIRTY-EIGHTH. The Treasurer shall have the powers given to him by the Board of Directors. He may be substituted, in case of absence, by the Assistant Treasurer and if there is none, by a person appointed by the Board.

ON THE SECRETARY AND ALTERNATE SECRETARY.

THIRTY-NINTH. The Secretary shall have the powers given to him by the Board of Directors or the Company Stockholders Meeting, these bylaws and the Law, and without limitations, will see that minutes books are kept, in one of which he shall record all the Stockholders Meetings’ Minutes and in the other he shall record all the Board of Directors Meetings’ Minutes and he shall sign those corresponding to the Stockholders Meeting and Board of Directors Meeting in which he acted as Secretary, together with the other persons established in these bylaws. If the Secretary is absent, the Alternate Secretary, if any, shall act likewise and if he is absent the person appointed by the acting Chairman. The Secretary and the Alternate Secretary do not have to be Directors.

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ON THE EXECUTIVE COMMITTEE.

FORTIETH. The Stockholders Meeting, through the favorable vote of the majority of the common shares representing the capital stock, shall appoint from amongst the members of the Board of Directors, the Executive Committee which shall be integrated by the number of members, and as the case may be, alternate members determined by the Stockholders Meeting. The majority of the members of the Executive Committee shall be of Mexican nationality and shall be appointed by the Mexican stockholders through the positive vote of the majority of the common shares representing the capital stock.

The Executive Committee is a delegate organism of the Board of Directors and shall have the powers established in Clause thirty-sixth of these bylaws, with the exception of the one included in paragraph XII of that Clause, in that the powers granted to the Executive Committee shall not include those solely reserved by the Law or the bylaws to another organism in the Corporation. The Executive Committee may not delegate all its powers to one or more proxies or delegates. Subject to these bylaws, the Executive Committee shall specifically examine initially and approve, or as the case may be, submit to the Board of Directors for its approval, recommendations on the following issues:

1.	All amendments, changes or other modifications or integral reform to these bylaws;

2.	The issuance, authorization, cancellation, alteration, modification, reclassification, amortization or any change to or related to any value representing the capital stock of the Corporation or any of its subsidiaries;

3.	The sale or other dispositions (except for inventories, obsolete assets or transfers in the ordinary course of business of the Corporation or of any subsidiary) of, or levying a lien (except for the liens resulting from the law) in, all assets of the Corporation or its Subsidiaries with a value in excess of or the equivalent of $300 (three hundred) million U. S. Dollars, currency of legal tender in the United States of America;

4.	To begin a new line of business, or purchase a participation in another person or corporation by the Corporation, or its subsidiaries for/or an amount in excess of the equivalent in Mexican pesos of $100 (one hundred) million U.S. Dollars, currency of legal tender in the United States of America;

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5.	Discussion of the capital expenditures annual budget;

6.	Revise and consider all transactions related to additional net debt, loans or credits obtained by the Corporation or its subsidiaries, new, in excess of the equivalent in Mexican pesos of $300 (three hundred) million U. S. Dollars, currency of legal tender in the United States of America or a new revolving rollover credit for the Corporation or any of its subsidiaries, allowing an aggregate loan amount in one single occasion in excess of the equivalent in Mexican pesos of $300 (three hundred) million U. S. Dollars. currency of legal tender in the United States of America;

7.	Discussion of the business plan or the annual budget;

8.	Revision and consideration of the Corporation’s CEO;

9.	Merger, consolidation or any other similar transaction that affects the corporation or its subsidiaries;

10.	Enter contracts or transactions, in or for the direct benefit of a Series “AA” stockholder or its affiliates, if that transaction is not contemplated within the policies adopted by the Executive Committee;

11.	Discussion of the dividends policy of the Corporation; and

12.	The assignment of trade names and significant brands of the good will associated to them.

The issues hereinabove, may be indistinctly solved by the Board of Directors or the Executive Committee.

The Executive Committee shall validly operate provided the majority of its members concur and provided the majority of members appointed by Mexican stockholders are present, and their resolutions shall be valid if adopted by majority of votes of those attending the meeting. The members of the Executive Committee shall make their best effort to reach common positions in the issues submitted to them.

In case of tie, the Chairman of the Committee shall have a deciding vote.

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The Executive Committee shall meet as frequently as needed in order to be permanently involved in the issues of their competence. In any event, the Committee shall meet when it is deemed necessary but at least before each Board of Directors Meeting. Its members shall be called at least five (5) calendar days in advance (through telefax and courier) and a shorter period of time may be used or this requirement may be omitted if approved by all the Executive Committee members. The summon shall contain, amongst other things, an agenda stating in detail all the issues to be discussed at the meeting and shall be accompanied by copies of the relevant papers to be discussed at the session. If an Executive Committee Meeting is called and an issue not included in the summon or on which no relevant papers were delivered to the members of the Executive Committee is discussed and no unanimous resolution is reached, then the discussion of the issue shall be deferred to the following regular Executive Committee Meeting, or until it is unanimously resolved or the requirements mentioned are corrected.

Notwithstanding the above, if the majority of the Executive Committee members of good faith determine that the subject to be reviewed by the Executive Committee cannot wait until the next regular Executive Committee Meeting, to be reviewed and considered, because time is essential, then this issue in particular may be solved by simple majority of those present and shall be discussed with all the Committee members before a resolution is adopted and the perspective of each Committee member shall be reflected in the minutes of the following regular Committee Meeting.

The Executive Committee shall create its own work regulations, based on these bylaws, and it shall be submitted to the Board of Directors approval.

In any event, the Corporation’s Statutory Auditors shall be summoned to the Executive Committee meetings and they shall have voice but no vote and the Executive Committee shall inform the Board of Directors, in the Meetings held, on how it has exercised its powers.

ON COMPANY SURVEILLANCE.

FORTY-FIRST. The Corporation’s surveillance shall be done by the Statutory Auditor or Auditors and their corresponding Alternate Statutory Auditor who by majority of

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votes of the common shares are chosen by the General Stockholders Meeting. The Statutory Auditors do not have to be stockholders and they shall have the powers and duties established by the Law and shall hold their position for one year; and it is understood that they will hold the position until the persons appointed to substitute them take office. The Statutory Auditors may be reelected. The Alternate Statutory Auditors shall substitute the Statutory Auditors when for whatever reason, they are unable to perform, their position’s tasks.

Besides being summoned to the Board of Directors Meetings, the Statutory Auditors shall be summoned to all the intermediate consultation committees to which the Board of Directors delegated powers.

FORTY-SECOND. In accordance with clause thirty-two (32), in order to act as Statutory Auditors, those elected must guarantee their performance in the same manner as the Directors.

ON THE FISCAL YEAR AND THE ANNUAL REPORT

TO THE STOCKHOLDERS MEETING.

FORTY-THIRD. The fiscal year shall last twelve months and shall run from January first through December thirty-first of each year.

FORTY-FOURTH. At the end of each fiscal year, the Board of Directors shall prepare a report that at least shall include the information referred to in article one hundred and seventy two (172) of the General Corporations Law. It must be completed within three (3) months after the closing of the corresponding fiscal year. The Board of Directors shall hand over the report to the Examiners together with the supporting documents, at least one (1) month before the Stockholders Meeting discuss it. At least fifteen (15) days before the Stockholders Meeting at which the statement prepared by the Board of Directors is to be discussed, the Statutory Auditor or Statutory Auditors must conclude his or their report on the veracity, sufficiency and reasonableness of the information submitted by the Board of Directors. It must al least include all the information referred to in section IV (four) of Article one hundred and sixty six (166) of the General Corporations Law. The report

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of the Board of Directors referred to in this clause, including the Statutory Auditor or Auditors report, must be finished and made available to the stockholders at least fifteen (15) days before the Stockholders Meeting that shall discuss it. The stockholders shall have the right to receive a copy of such statement.

ON THE RESERVE FUND AND METHOD TO DISTRIBUTE PROFITS.

FOURTY FIFTH.- The net income reflected in the financial statements, or as the case may be, after they have been approved by the Annual Ordinary Stockholders Meeting shall be distributed as follows:

a)	In the first place five per cent (5%) is set aside to create or fund again the legal reserve fund, until it represents an amount equal to one fifth (1/5) of the capital stock.

b)	Subsequently the amount resolved by the General Stockholders Meeting, as the case may be, shall be set aside to create the extraordinary, special or additional funds deemed convenient.

c)	The amounts agreed upon by the Stockholders Meeting shall be set aside to create or increase general or special reserves.

d)	The remaining profits may be distributed as dividends to the stockholders, proportionately to the number of shares they own, and which form the capital stock.

Dividends shall be paid in exchange for the corresponding coupons, unless the Stockholders Meeting resolves on other means of verification. The dividends not collected in five years counted from the date, in which the corresponding payment is to be made, shall prescribe in favor of the Corporation.

The annual Stockholders Meeting shall determine the remuneration to be paid to Directors and Statutory Auditors.

If there are losses, they shall be borne by the stockholders proportionately to the corresponding number of shares they own, but the liability of the stockholders shall always be limited to the amounts they have subscribed, and no additional payment can be demanded from them.

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ON THE CAUSES FOR DISSOLUTION

“FORTY SIXTH.- The Corporation shall be dissolved:

I.	By maturity of the duration term established in this deed.

II.	Impossibility to continue to carry out the main purpose of the Corporation.

III.	By resolution of the partners adopted in accordance with the articles of incorporation and the law.

IV.	Because there are less than two stockholders, which is the minimum required by law.

V.	Due to losses of two thirds (2/3) of the capital stock.

ON THE BASIS FOR LIQUIDATION

OF THE FOUNDING PARTNERS AND GENERAL PROVISIONS

FORTY-SEVENTH. Once the dissolution has been agreed upon, the Company shall be liquidated and the Extraordinary Stockholders Meeting, by majority vote of ordinary shares, shall appoint one or more liquidators, who shall be the Company’s representatives, and shall have the powers and obligations established under Article two hundred and forty two (242) of the General Corporations Law. In due time, they must proceed to distribute the remainder among the stockholders in accordance with Articles two hundred and forty-seven (247) and two hundred and forty-eight (248) of the Law.

FORTY-EIGHT. The founding partners shall have no rights reserved for them.

FORTY-NINTH. The provisions of the General Corporations Law shall govern everything on which there i no express clause on this deed.

FIFTIETH. Any dispute that may arise from the execution, construction and compliance with this agreement, whereof the Company is a party, shall be submitted to the Federal courts of the United Mexican States.

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